EXHIBIT P


INVESTMENT ADVISER CODE OF ETHICS


                            Code of Conduct

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' and clients' interests.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of honesty and integrity.

Reporting Violations

If you know of any violation of our Code of Conduct, you have a responsibility to report it. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported.

You can report confidentially to:
        * Your manager or department head
        * CGC Audit Committee:
            Walter P. Stern - Co-Chairman
            Thomas M. Rowland - Co-Chairman
            Eugene D. Barron
            James M. Brown
            Larry P. Clemmensen
            Roberta A. Conroy
            Thomas J. Hamblin
            J. Dale Harvey
            Lee Ann Jarrell
            Solomon M. Kamm
            Ida Levine
            John V. McLaughlin
            Donald D. O'Neal
            John Smet
            Antonio Vegezzi
            Catherine M. Ward
            J. Kelly Webb
            William Hurt - Emeritus

        * Mike Downer or any other lawyer in the CGC Legal Group
        * Don Wolfe of Deloitte & Touche LLP (CGC's auditors)

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CGC Gifts Policy - Conflicts of Interest


     A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts Policy Committee. Finally, in soliciting political or charitable donations from various people in the business community, associates must never allow the present or anticipated business relationships of CGC or any of its affiliates to be a factor in soliciting such contributions.

Reporting

     Although the limitations on accepting gifts applies to all associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 (although it is recommended that you report all gifts received) and business entertainment in which an event exceeds $75.

Gifts Policy Committee

     The Gifts Policy Committee oversees administration of and compliance with the Policy.


Insider Trading

     Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

     While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all CGC associates and extend to activities both within and outside each associate's duties.


Personal Investing Policy

     As an associate of the Capital Group companies, you may have access to confidential information. This places you in a position of special trust.


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     You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

     There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.

All Associates

     Information regarding proposed or partially completed plans by CGC companies to buy or sell specific securities must not be divulged to outsiders. In addition, associates who receive information about recommendations to purchase or sell securities or impending fund or client account transactions should refrain from trading personally on the information. Favors or preferential treatment from stockbrokers may not be accepted.

     Associates may not subscribe to any initial public offering (IPO). Generally, this prohibition applies to spouses of associates and any family member residing in the same household. However, an associate may request that the Personal Investing Committee consider granting an exception under special circumstances.

Covered Persons

     Associates who have access to investment information in connection with their regular duties are generally considered "covered persons." If you receive a quarterly personal securities transactions report form, you are a covered person.

     Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, a family member in the same household, a trust or custodianship for which you are trustee or custodian have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security.

     Additional rules apply to "investment associates" including portfolio counselors/managers, research analysts, traders, portfolio control associates, and investment administration personnel (see below).

Pre-clearance of Securities Transactions

     Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee. You will generally receive a response within one business day. Unless a shorter period is specified, clearance is good for two trading days (including the day you check). If you have not executed your transaction within this period, you must again pre-clear your transaction. Note that investments in private placements and venture capital partnerships must be pre-cleared and reported and are subject to special review.


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     Covered persons must promptly submit quarterly reports of certain transactions. You will receive reporting forms each quarter that are due no later than 10 days after the end of the quarter. Transactions of securities (including fixed-income securities) or options must be pre-cleared as described above and reported except as outlined below:

     Report Only (no need to pre-clear):

        *  gifts or bequests (either receiving or giving) of securities
            (note that sales of securities received as a gift must be both pre-cleared and reported)
        * debt instruments rated "A" or above by at least one national rating service
        *  sales pursuant to tender offers
        *  dividend reinvestments
        *  options or futures on currencies
        * options or futures or purchases or sales of certain index funds. See attached pre-approved list (Appendix A)

     Do Not Pre-clear or Report:

        *  open-end investment companies (mutual funds)
        *  money market instruments with maturities of one year or less
        *  direct obligations of the U.S. Government
        *  bankers' acceptances, CDs or other commercial paper
        *  commodities
        * transactions in accounts that you have completely turned over investment decision- making authority to a professional money manager (see "Professionally Managed Accounts" below)


     Prohibited Transactions:

        *  IPO investments
        * writing puts and calls on securities that are subject to pre-clearance
        *  short sales of securities that are subject to pre-clearance

     Personal investing should be viewed as a privilege, not a right. As such, limitations may be placed on the number of pre-clearances and/or transactions as deemed appropriate by the Personal Investing Committee.

Securities Accounts

1.  Disclosure of Accounts

     The following types of accounts must be disclosed:

        * accounts currently holding securities that are subject to pre-clearance or reporting
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        *  accounts that have the ability to hold securities that are subject to pre-clearance or reporting
        * accounts where you (or immediate family members residing with you) has completely turned over investment decision-making authority to a professional money manager

     You do not need to disclose accounts that can only hold open-end mutual funds or cash or cash equivalents.

2.  Duplicate Account Statements and Trade Confirmations

     Covered persons should inform their investment broker-dealers that they are employed by an investment organization. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Associates may not accept negotiated commission rates or any other terms that they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics.

     In addition, covered persons must direct their broker-dealers to send copies of all trade confirmations and account statements for all new or existing accounts on a timely basis to: The Legal Group of The Capital Group Companies, Inc. All documents received are kept strictly confidential./1/

     Associates with securities accounts outside the U.S. where the broker is unable to provide duplicate statements and trade confirmations directly, should provide copies to the appropriate locations.

3.  Professionally Managed Accounts

     Transactions and holdings in accounts where you have completely turned over decision making authority to a professional money manager (who is not covered by our policy) do not need to be disclosed in quarterly transaction and annual holding reporting forms. However:

        * the existence of the account and account number must be disclosed on the Securities Account Disclosure form
        * you should have a signed "Professionally Managed Account Exception Memo" on file with the staff of the Personal Investing Committee (except PIM accounts)
        * Investment associates should still disclose securities held in professionally managed accounts when completing the quarterly disclosure form for securities held both personally and professionally and/or securities held personally within an analyst's research responsibility

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     1 Information about particular transactions may be provided to an associate's supervisor or appropriate human resources manager by Personal Committee staff where the transactions are in violation of the Policy, may impact the associate's job performance, or raise conflict of interest-related issues.

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Annual Disclosure of Personal Securities Holdings

     Covered persons will be required to disclose all personal securities holdings upon commencement of employment (or upon becoming a covered person) and thereafter on an annual basis. Reporting forms will be supplied for this purpose.

Annual Recertification

     All covered persons will be required to certify annually that they have read and understood the Personal Investing Policy. Further, covered persons are required to certify at least annually that they have complied with the requirements of the code of ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the code.

Additional Policies for "Investment  Associates"

     1. Investment Associates

        Unless otherwise specified, the term "investment associates" includes portfolio managers/counselors, research analysts, traders, associates in investment administration, and associates in portfolio control.

     2.  Disclosure of personal ownership of recommended securities

        Ownership of securities that are held professionally as well as personally will be reviewed on a periodic basis by the staff of the Personal Investing Committee and may also be reviewed by the applicable Investment Sub-Committees or other appropriate CGC Committee. In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or orally (when discussing the company at investment meetings) prior to making a recommendation./2/ If you have any questions, you should contact the staff of the Personal Investing Committee.

     3. Blackout period

        Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account that is managed by the company(ies) with which the individual has investment responsibility transacts in that security. If a fund or client account transaction takes place in the seven calendar days following a pre-cleared transaction by an investment associate, the personal transaction will be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend that the associate be subject to a price adjustment to ensure that he or she has not recieved a better price than the fund or client account.

        2 Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.

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     4. Ban on short-term trading profits

        Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. This restriction applies to the purchase of an option and the exercise of the option within 60 days.

     5. Service as a director

        Investment associates must obtain prior authorization of the Investment Committee or Investment Sub-Committee of the appropriate management company or CGC committee before serving on the boards of directors of publicly traded companies. Also, prior to serving on the board of a private company, investment personnel must notify the Legal Group; in certain circumstances these matters may be referred to the appropriate management or investment committee for approval.

        In addition, other CGC associates should notify the Legal Group prior to serving on the board of a public or private company.

Personal Investing Committee

     Any questions or hardships that result from these policies or requests for exceptions should be referred to CGC's Personal Investing Committee by calling the staff of the Personal Investing Committee.


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                      Appendix A


               Broad-based Index Funds

   Symbol                    Name
     DIA      The Dow Industrials DIAMONDS
     QQQ      Nasdaq-100 Index Tracking Stock
     SPY      Standard & Poor's Depositary Receipts
     MDY      Standard & Poor's MidCap 400 Depositary Receipts
     IJH      iShares S&P MidCap 400 Index Fund
     IVV      iShares S&P 500 Index Fund
     IWB      iShares Russell 1000 Index Fund
     IWF      iShares Russell 1000 Growth Index Fund
     IWD      iShares Russell 1000 Value Index Fund
     IWM      iShares Russell 2000 Index Fund
     IWV      iShares Russell 3000 Index Fund
     IVW      iShares S&P 500/BARRA Growth Index Fund
     IVE      iShares S&P 500/BARRA Value Index Fund
     IJR      iShares S&P SmallCap 600 Index Fund
     IYY      iShares Dow Jones U.S. Total Market Index Fund
     IKC      iShares S&P/TSE 60 Index Fund



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BUSINESS MANAGER CODE OF ETHICS


                              WMC Code of Ethics


All of us are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' interests.

We must observe exemplary standards of honesty and integrity. If you have trouble interpreting laws or regulations pertaining to this Code, ask the WMC Compliance Officer, Howard Kitzmiller, for advice (202) 842-5668.


Conflicts of Interest

      A conflict of interest occurs when your private interests interfere or could potentially interfere with your responsibilities at work. You must not place yourself or your employer in a position of actual or potential conflict. You may not accept gifts worth more than $100, or business entertainment exceeding $200 in value, from those who conduct business with the Investment Companies. You should not take inappropriate advantage of your position, and you may not accept favors or preferential treatment from stockbrokers.

Insider Trading

      Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

      Accordingly, the Board of Directors of Washington Management Corporation has approved an Insider Trading Policy Statement, dated July 19, 1994, and supplied to each person reporting under this Code of Ethics. Because this is a complex area of the law, you should read and retain said Policy Statement. Any questions concerning it should be addressed to the WMC compliance officer.

      This Insider Trading Policy Statement is in addition to, and does not affect the applicability of, any similar statement pertaining to persons who are also employees of Johnston, Lemon & Co. Incorporated.

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Personal Securities Transactions

      As an Officer and/or Director and/or employee of Washington Management Corporation (WMC) (the Company) or as an employee of Johnston, Lemon & Co. Incorporated (J/L) who may directly, or indirectly, assist such individuals of such Company, you may from time to time have access to confidential information regarding The American Funds Tax-Exempt Series I (AFTES-I), JP Morgan Value Opportunities Fund, Inc. (JPMVOF) and Washington Mutual Investors Fund, Inc.
(WMIF) (the Investment Companies). As an "access person" this places you in a position of special trust.

      The Investment Companies are responsible for the management of substantial assets belonging to thousands of shareholders. Both ethics and the law place a heavy burden on you to ensure that the highest standards of integrity be maintained at all times. To avoid any possible conflict of interest in carrying out your responsibilities to such shareholders, you are bound by this Code of Ethics.

      There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.

      You must not divulge information to personnel of Johnston, Lemon & Co. Incorporated or to outsiders concerning either proposed or partially completed programs of the Funds to buy or sell particular securities. Lists of securities in the Funds' portfolios are considered confidential until released in public reports.

      You may not purchase or sell directly or indirectly any security which to your actual knowledge at that time is being purchased or sold, or is being considered for purchase or sale, by one of the Investment Companies of which Washington Management Corporation is the Administrator.

      You may not subscribe to (i) any, initial public offering or (ii) any other securities offerings that are subject to allocation (so-called "hot issues"). Also, persons subject to this Code of Ethics shall not offer, grant or allot any securities, including initial public offerings, to any director, trustee or advisory board member or an affiliated person thereof, of a fund served by Washington Management Corporation as business manager except on the same terms as such securities are made available to other comparable clients in the ordinary course of business.

      You may not participate in private securities offerings without advance written approval of the WMC compliance officer.

Access Persons

      Those who have access to investment information in connection with their regular duties are generally considered "access persons." If you receive an initial holdings or annual holdings report form, you are an access person. When you become an access person, you must, within 10 days complete an initial holdings report. (See "Reporting" below.)

      Access persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the mutual funds. This policy also includes securities transactions of their immediate family members (for example, a spouse, children and parents) residing in the access person's household and any account (for example, a family trust) over which the access person (or immediate family member) exercises investment discretion or control.


Pre-clearance of Securities Transactions

      You must pre-clear, according to established procedures, all personal transactions involving any stocks, options or convertible bonds but excluding securities not required under this Code to be reported (see "Reporting" below.). You must also pre-clear all purchases in an underwriting of any municipal bonds of entities in Maryland, Virginia, the District of Columbia, Puerto Rico, Guam or the Virgin Islands and the sale of any bonds issued in those jurisdictions unless they are rated A or above by a national rating service.

      Any authorization to engage in securities transactions in public companies obtained through the pre-clearance process for stocks is ordinarily for one day only. Permission to engage in private securities offerings, where granted, is not subject to such time limit but re-approval should be sought should circumstances change (e.g. modification of the terms of the offering).

      Capital Research and Management Company typically approves transactions of stocks on the WMIF eligible list only if Washington Mutual Investment Fund has no open order on that date. Because JPMVOF has a wide universe of stocks in which they may trade for the Fund, the compliance officer will retain a list of Fund transactions and clearance will be granted only in those instances when the Fund has not had a transaction in the security during the preceding three business days.

Brokerage Accounts

      You shall not maintain any brokerage accounts with any other broker/dealer except Johnston, Lemon & Co. Incorporated, without written approval of the WMC compliance officer. You and your immediate family members (for example, a spouse, children and parents) residing in your household and any account over which you (or immediate family members) exercise investment discretion or control shall direct your broker to provide duplicate confirmations to the WMC compliance officer on a timely basis.


Annual Recertification

      All access persons will be required to certify annually that they have read and understood the Code of Ethics and the Insider Trading Policy Statement and recognize that they are subject thereto. They will also be required to certify annually that they have complied with this Code and have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported. Forms will be supplied for this purpose.


      Service as a director - All WMC personnel must obtain prior authorization of the WMC Board of Directors before serving on the board of directors of publicly traded companies.

Reporting


      When a person first becomes subject to this Code of Ethics, he or she must submit, within 10 days, an initial report of all securities holdings (excluding Johnston, Lemon stock, mutual funds, money market investments, commodities, and direct obligations of the U.S. government), including holdings of immediate family members residing in their household and any account over which he or she or such immediate family member exercise investment discretion or control.

     Thereafter, persons subject to this Code of Ethics are required to furnish duplicate confirmations of all their securities transactions (excluding Johnston, Lemon stock, mutual funds, money market instruments, commodities, direct obligations of the U.S., purchases through dividend reinvestment plans, transactions through systematic investment plans and corporate activities that are nonvolitional on the part of the investor, such as mergers, stock splits and tender offers.), including those of immediate family members residing in their household and any account over which they or such immediate family member exercise investment discretion or control. It is required that any new brokerage account subject to the Code have duplicate confirmation statements sent to the WMC compliance officer. For any reportable transaction for which a confirmation is not produced (including receipt of a security by gift or inheritance) such transaction should be reported promptly to the WMC compliance officer via the " Gift/Inheritance/Other Transaction Reporting Form." Annually, all persons subject to this Code are required to report their holdings as of December 31. This report, which must be submitted by January 30th each year, also must include holdings of immediate family members and is subject to the same exclusions as the initial holdings report, discussed above.


      Forms for all of these reports will be provided at each reporting period. Any material violation of this Code for which the compliance officer recommends the imposition of sanction shall be referred to the Board of Directors of Washington Management Corporation as appropriate, for resolution.

Board of Directors/Trustees of the Investment Companies

      Approval of the Code of Ethics and Amendments to it - The Boards of Directors/Trustees of the Investment Companies will be asked to approve the Code initially and any material amendments to it. A material amendment to the Code must be approved no later than six months after its adoption by WMC. The Directors/Trustees of the Investment Companies must receive a certification from WMC that procedures reasonably necessary to prevent access persons from violating the Code have been adopted. WMC will furnish to the Directors/Trustees a written report annually that discusses any issues arising under the Code since the last report to the Directors/Trustees. This report will also include information about material violations of the Code or of our procedures and any sanctions imposed as a result of these violations.

Amended December 20, 2001
Effective December 31, 2001__


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